Exhibit 99.1

301 Galveston Drive Redwood City,CA 94063	Agern Alle 1, DK-2970 Hfrsholm Denmark
650.298.5300 main	+45 7020 5550 main
650.364.2715 fax	+45 7020 5530 fax
www.maxygen.com
For Immediate Release
Maxygen Initiates Phase IIa Clinical Trial of MAXY-G34 in Breast
Cancer Patients
-New PEG-GCSF May Improve Treatment of Chemotherapy-Induced Neutropenia-
Redwood City, Calif., July 2, 2007 — Maxygen, Inc. (Nasdaq: MAXY) today announced that it has initiated a Phase IIa trial to evaluate the efficacy, safety and tolerability of MAXY-G34 in the treatment of chemotherapy-induced neutropenia. MAXY-G34 is a novel pegylated granulocyte colony stimulating factor (PEG-GCSF) shown in preclinical and Phase I studies to have novel and potentially superior properties compared to the current PEG-GCSF therapy.
“Patients and physicians have limited options for treatment of neutropenia,” said Russell Howard, chief executive officer of Maxygen. “With MAXY-G34, we hope to expand those options and improve the outcome for many chemotherapy patients. During this first Phase II trial we will begin to learn more about how our drug might play a role in the large, undifferentiated GCSF market.”
The Phase IIa trial, which will be conducted at multiple centers in Eastern Europe, is the first trial of MAXY-G34 in patients. Approximately 30 patients with Stage I-III breast cancer will undergo TAC (docetaxel, adriamycin and cyclophosphamide) chemotherapy followed by next-day administration of either MAXY-G34 or Neulasta (control population). The trial is designed as a multiple ascending dose study, with planned doses at 10, 30, 60, or 100 μg/kg of MAXY-G34 compared to 6mg of Neulasta. Both MAXY-G34 and Neulasta will be administered as a single subcutaneous injection once per chemotherapy cycle.
The primary objective of the Phase IIa trial is to identify one or more doses of MAXY-G34 that effectively treat chemotherapy-induced neutropenia. Patient tolerability, safety, and immunogenicity will be monitored and assessed. Data will also be collected on the pharmacokinetic properties of MAXY-G34 and the mobilization of CD34+ stem cells.
Phase I Results
A Phase I trial was previously conducted to assess the safety and tolerability of MAXY-G34 in 40 healthy volunteers. This study showed MAXY-G34 to be a potent, long-lasting stimulator of neutrophils and an efficient mobilizer of CD34+ stem cells. The drug exhibited a median half-life approximately 2.3 times that of Neulasta. No serious adverse events were reported, and there were no dose-limiting toxicities. No binding or neutralizing antibodies were found at any dose level, with dose levels ranging from 10 — 150 μg/kg.

301 Galveston Drive Redwood City,CA 94063	Agern Alle 1, DK-2970 Hfrsholm Denmark
650.298.5300 main	+45 7020 5550 main
650.364.2715 fax	+45 7020 5530 fax
www.maxygen.com
About GCSF
GCSF is a natural protein that stimulates the body’s bone marrow to produce neutrophils, a specific type of white blood cell that plays an important role in the defense against bacterial infections. Worldwide sales of GCSF products were approximately $3.9 billion in 2006.
About Neutropenia
Neutropenia is a severe decrease in neutrophil cell counts in the blood. Neutropenia is a common side effect of chemotherapeutic treatments for many forms of cancer, including breast cancer, lung cancer, lymphomas and leukemias. Neutropenic patients are at increased risk of contracting bacterial infections, some of which can be life threatening. Further, and most importantly, neutropenic patients may receive reduced or delayed chemotherapy treatment, which can result in cancer progression.
About Maxygen
Maxygen is a biopharmaceutical company focused on developing improved versions of protein drugs. We look for opportunities where our proprietary protein modification technologies can address significant therapeutic needs. Products developed by Maxygen now in clinical trials include a novel interferon-alpha for the treatment of hepatitis C virus (HCV) infection and a novel GCSF for the treatment of neutropenia. Maxygen’s approach may allow us to leverage the established development and regulatory paths of approved drugs. We believe this advantage translates to a greater chance of successfully bringing important new drugs to market. www.maxygen.com
Forward Looking Statements
This news release contains forward-looking statements about our research and business prospects, including those relating to our ability to develop any human therapeutic products suitable for commercialization; our ability or plans to continue the clinical development of MAXY-G34, and the timing and status of such development; whether MAXY-G34 will demonstrate any benefit in treating chemotherapy-induced neutropenia or exhibit novel or improved properties in humans as compared to currently marketed drugs; and whether this product, if commercialized, will be competitive in its relevant markets. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Among other things these risks and uncertainties include, but are not limited to, changing research and business priorities of Maxygen, the inherent uncertainties of pharmaceutical research and drug development, our ability to develop human therapeutic drugs in an increasingly competitive biotechnology industry and the uncertain timing of such development, the development of superior products by competitors, and our ability to establish and maintain our manufacturing arrangements. These and other risk factors are more fully discussed in our Form 10-K for the year ended December 31, 2006, including under the caption “Risk Factors”, and in our other periodic SEC reports, all of which are available from Maxygen at www.maxygen.com. Maxygen disclaims any obligation to update or revise any

301 Galveston Drive Redwood City,CA 94063	Agern Alle 1, DK-2970 Hfrsholm Denmark
650.298.5300 main	+45 7020 5550 main
650.364.2715 fax	+45 7020 5530 fax
www.maxygen.com
forward-looking statement contained in this release as a result of new information or future events or developments.
Neulasta is a registered trademark of Amgen Inc.
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Contact:
Michele Boudreau, 650.279.2088
Investor and Public Relations